Exhibit 99.1
NEWS RELEASE

For Further Information:

AT OLD REPUBLIC:	AT FINANCIAL RELATIONS BOARD:

A.C. Zucaro Chairman & CEO (312) 346-8100	Scott Eckstein Analysts/Investors (212) 827-3766 seckstein@mww.com

FOR IMMEDIATE RELEASE	NYSE: ORI
MONDAY, MAY 21, 2012
OLD REPUBLIC ANNOUNCES PARTIAL LEVERAGED BUYOUT
AND PLANNED SPIN-OFF OF ITS RFIG SUBSIDIARY’S STOCK
TO ORI SHAREHOLDERS

CHICAGO – May 21, 2012 – Old Republic International Corporation (NYSE: ORI) today announced that its wholly owned subsidiary, Republic Financial Indemnity Group, Inc. (RFIG) has sold a 20.6% common equity interest to a group of investors in a partial leveraged buyout (LBO).  The transaction has taken place in conjunction with Old Republic’s decision to spin-off substantially all of its RFIG common stock holdings as a taxable dividend in-kind to ORI’s shareholders. The spin-off will establish RFIG as a separate publicly held company.  A Registration and Information Statement (“Registration Statement”) describing RFIG’s business and its common shares will be filed with the Securities and Exchange Commission (SEC) in the next few days.  As soon as the Registration Statement clears SEC review, it will be sent to ORI shareholders of record, at which point the freely tradable RFIG common stock will be distributed.

The Partial LBO and Follow-on Spin-off

In making the announcement, A. C. Zucaro, ORI’s chairman and chief executive officer, noted, “These events are a natural outcome of our previously announced objective of combining the mortgage guaranty (MI) and consumer credit indemnity (CCI) lines, and separating them from the rest of our business.  We still have a long-term strategic interest in the future of these insurance products.  This interest, however, has been affected by the cumulative operating losses and the consequent full depletion of the capital base that sustained these lines.  In the face of this situation, we concluded the best option for recapitalizing the business was through the partial leveraged buyout just consummated, followed by the spin-off to Old Republic’s existing shareholders of substantially all of our stock ownership in RFIG.”

The partial LBO transaction was led by Christopher S. Nard, who has been serving as ORI’s president and as a senior executive of several subsidiaries, including those engaged in RFIG’s MI and CCI businesses.  The investor group also includes a number of key associates responsible for managing these two businesses, and three unaffiliated individual investors very well versed in insurance matters.

“Restructuring RFIG as a separately traded public company represents a unique opportunity,” said Nard.  “It provides an opportunity to re-establish a viable capital base, as well as recast our MI and CCI businesses as reliably sound guarantors of long-term financial commitments.  We believe that a private sector involvement in securing these commitments is essential to the financing of home mortgages.  Our aim is to be a competitive player in a necessary industry-wide recapitalization of this private sector, and to work towards a more robust management of the catastrophic risk exposures attached to these financial indemnity products.”

Financial Indicators

As of March 31, 2012, ORI’s consolidated accounts—including RFIG—reflected assets of $16.1 billion and common shareholders’ equity of $3.7 billion, or $14.74 per share.  For the quarter then ended, ORI’s net income was $0.4 million, or nearly breakeven per share, compared with a (loss) of ($12.9) million, equal to ($0.05) per share, in the same quarter of 2011.

On March 31, 2012, RFIG had assets of $2.0 billion, and a common shareholders’ (deficit) of ($17.5) million, equal to ($0.54) per share.  For the first quarter, it registered a (loss) of ($53.2) million, equal to ($2.75) per share, compared to a loss of ($64.5) million, equal to ($3.97) per share, for the same period in 2011.

Schedules showing previously disclosed financial indicators of RFIG’s financial condition and operating results, as well as certain pro forma data, are included in a Financial Supplement posted on the Company’s website: www.oldrepublic.com.  This information is furnished to show the current economic values considered in the partial LBO and the forthcoming spin-off of the RFIG common stock.

Management Re-Alignments

In light of the changes announced here, Mr. Nard will relinquish the presidency of Old Republic International Corporation, as well as other senior executive duties he has had within Old Republic’s holding company system.  Instead, Nard will concentrate on his responsibilities as the president and chief executive officer of a publicly traded RFIG.  In this, he will be joined by Kevin Henry, RFIG’s chief operating officer and president of its mortgage insurance companies, and a number of other senior executives and associates expected to remain engaged in the run-off of the legacy books and re-activation of the business.

R. Scott Rager, president of our Old Republic General Insurance Companies, will assume additional responsibilities as ORI’s president.  All other corporate management positions in Old Republic’s continuing seven-member Office of the Chief Executive Officer will remain the same. The changes affecting Nard and Rager, and several other executive appointments at RFIG, will take effect on June 1, 2012, or as soon as the Registration Statement clears SEC review.

Conference Call Information

Old Republic has scheduled a conference call at 11:00 a.m. EDT (10:00 a.m. CDT) tomorrow, May 22, 2012, to discuss the contents of this news release.  To access this call, please log on to the Company's website at www.oldrepublic.com 15 minutes before the call to download the necessary software.

Investors may access a replay of the call by dialing 1-877-870-5176, passcode 4218992, which will be available through May 29, 2012. The replay will also be available on Old Republic International's website through June 22, 2012.

About Old Republic

Chicago-based Old Republic International Corporation is one of the nation's 50 largest publicly held insurance organizations.  Its most recent financial statements reflect consolidated assets of approximately $16.16 billion and common shareholders' equity of $3.77 billion, or $14.74 per share.  Its current stock market valuation is approximately $2.29 billion, or $8.82 per share.

The Company is organized as an insurance holding company whose subsidiaries actively market, underwrite, and provide risk management services for a wide variety of coverages mostly in the general and title insurance fields. A long-term interest in mortgage guaranty and consumer credit indemnity lines has devolved to a run-off operating mode in recent times.

The nature of Old Republic's business requires that it be managed for the long run.  For the 25 years ended in 2011, the Company's total market return, with dividends reinvested, has grown at a compounded annual rate of 9.1 percent per share.  For the same period, the total market return, with dividends reinvested, for the S&P 500 Index has grown at a 9.3 percent annual compound rate.  During those years, Old Republic's shareholders' equity account, including cash dividends, has risen at an average annual rate of 10.8 percent per share, and the regular cash dividend has grown at a 10.0 percent annual compound rate.  According to the most recent edition of Mergent's Dividend Achievers, Old Republic is one of just 94 companies, out of 10,000-plus publicly held U.S. corporations, that have posted at least 25 consecutive years of annual dividend growth.

For the latest news releases and other corporate documents on
Old Republic International visit www.oldrepublic.com

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